                                                                 Exhibit 11.1


                                         MAYNARD OIL COMPANY AND SUBSIDIARIES
                                 Computations of Primary and Fully Diluted Earnings Per Share
                                           Three years ended December 31, 1996

                                                                                        Year ended
                                                                                       December 31,
COMPUTATIONS OF PRIMARY EARNINGS PER SHARE         1996                 1995                1994
Net income                                       $9,953,783           $3,023,107         $ 943,216

Weighted average common shares
  outstanding                                     4,889,690            4,890,708         4,891,592

Net income per common share                        $2.03567              $.61813           $.19282

COMPUTATIONS OF FULLY DILUTED EARNINGS PER SHARE

Net income                                       $9,953,783           $3,023,107         $ 943,216

Weighted average common shares outstanding        4,889,690            4,890,708         4,891,592

Increase in weighted average common shares
  outstanding from assumed exercise of
  common stock options                                   --                    --           21,600

Weighted average common and common
  equivalent shares                               4,889,690            4,890,708         4,913,192

Net income per common and common
  equivalent shares                                $2.03567              $.61813           $.19198
